                                                                    EXHIBIT 12.1



                      GENZYME CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)


                                                                                                                       Three
                                                                                                                       Months
                                                                                                                        Ended
                                                                                                                       March 31,
                                                                           Year Ended December 31,                       1998
                                                            -------------------------------------------------------    --------
                                                              1993         1994       1995       1996        1997
                                                              ----         ----       ----       ----        ----

Income (loss) before income taxes....................      $(12,554)     $30,784    $43,299    $(69,622)    $25,729     $ 7,784
Add:
   Portion of rents representative of the interest
    factor...........................................         2,911        2,888      3,335       4,260       5,421       1,355
   Amortization of debt conversion feature value.....             -            -          -           -       2,028       1,027
   Amortization of debt discount.....................             -            -          -           -         196          91
   Interest on indebtedness..........................         2,500        1,354      1,109       7,170      10,599       4,031
                                                          ---------      -------    -------    --------     -------     -------
   As adjusted income (loss).........................     $  (7,143)     $35,026    $47,743    $(58,192)    $43,973     $14,288
                                                          =========      =======    =======    =========    =======     =======

Fixed charges:
   Portion of rents representative of the interest
    factor...........................................         2,911        2,888      3,335       4,260       5,421       1,355
   Amortization of debt conversion feature value.....             -            -          -           -       2,028       1,027
   Amortization of debt discount.....................             -            -          -           -         196          91
   Interest on indebtedness..........................         2,500        1,354      1,109       7,404      10,808       4,120
   Capitalized interest..............................         4,554        8,945      8,736       2,377         470         119
   Capitalized amortization of debt discount.........           275          275        275          57           -           -
                                                          ---------      -------    -------    --------     -------     -------
Total fixed charges..................................     $  10,240      $13,462    $13,455    $ 14,098     $18,923     $ 6,712
                                                          =========      =======    =======    ========     =======     =======

Ratio of earnings to fixed charges (1)...............             -          2.6x       3.5x          -         2.3x        2.1x
                                                          =========      =======     =======   ========     =======     =======

----------------------------

(1) The ratio of earnings to fixed charges is not presented for the years ended December 31, 1993 and 1996 because in such years fixed charges exceeded earnings (as set forth above) by $17.4 million and $72.3 million, respectively, due primarily to (i) in 1993, charges for in-process research and development of $49.0 million and charges for goodwill impairment and restructuring costs of $26.5 million and (ii) in 1996, charges for in-process research and development of $130.6 million.